As filed with the Securities and Exchange Commission on April 2, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMMUNIC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-2358443 (I.R.S. Employer Identification Number)

1200 Avenue of the Americas, Suite 200
New York, NY 10036
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Dr. Daniel Vitt
1200 Avenue of the Americas, Suite 200
New York, NY 10036
(332) 255-9818
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Ilan Katz, Esq.

Grant Levine, Esq.
Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Telephone: (212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2026 PRELIMINARY PROSPECTUS

Up to 458,152,000 Shares of Common Stock by the Selling Stockholders

This prospectus relates solely to the resale or other disposition by the selling stockholders named herein of up to (i) 229,076,000 shares of our common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants” and the shares of common stock underlying the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and (ii) 229,076,000 shares of our common stock issuable upon exercise of common stock warrants (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”, and the shares of common stock underlying the Common Warrants, the “Common Warrant Shares”, and together with the Pre-Funded Warrant Shares, the “Resale Shares”), all of which were initially issued by us pursuant to the Securities Purchase Agreement dated as of February 12, 2026 by and among us and the selling stockholders. We are registering these shares of common stock on behalf of the selling stockholders to satisfy certain registration rights that we have granted to the selling stockholders.

The selling stockholders, or their respective pledgees, donees, transferees or other successors-in-interest, may, from time to time, resell, transfer, or otherwise dispose of any or all of the shares of common stock at prevailing market prices at the time of sale, at prices related to prevailing market prices or at privately negotiated prices, to or through underwriters, broker-dealers, agents, or through any other means described in the section of this prospectus titled “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and will not receive any proceeds from the sale of these shares of common stock. The selling stockholders will each bear their respective commissions and discounts, if any, attributable to the sale or disposition of the shares of common stock held by such selling stockholder. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

The Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. Assuming all Warrants are exercised, the Resale Shares being offered for resale in this prospectus would represent approximately 67% of our current total outstanding common stock. See “Risk Factors — The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market, or the perception that such sales may occur, may cause the market price of our securities to decline significantly” for more information.

On April 14, 2026, we intend to convene a special meeting of stockholders, during which our stockholders as of February 20, 2026, the record date, will vote on a proposal to authorize the Company’s Board of Directors (the “Board”), in its discretion but prior to the one- year anniversary of the date on which the proposal is approved by the Company’s stockholders at the Special Meeting, to amend our amended and restated certificate of incorporation (the “Reverse Stock Split Amendment”) to effect a reverse stock split of all of the outstanding shares of our common stock, par value $0.0001 per share (our “common stock”), at a ratio in the range of 1-for-10 to 1-for- 30, with such ratio (the “Reverse Stock Split”) to be determined by the Board. Assuming a reverse split ratio of 1-for-10, up to approximately 45,815,200 Resale Shares would be registered for sale under this registration statement. Assuming a reverse split ratio of 1-for-30, up to approximately 15,271,733 Resale Shares would be registered for sale under this registration statement. We intend to consummate the Reverse Stock Split prior to the effective date of this registration statement. Prior to the effectiveness of this registration statement, we will amend this registration statement to reflect a number of Resale Shares, as adjusted, to give effect to the Reverse Stock Split.

Our common stock is traded on the Nasdaq Capital Market under the symbol “IMUX”. On March 30, 2026, the closing price of our common stock on the Nasdaq Capital Market was $1.03 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 6 of this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus contained in our filings made with the Securities and Exchange Commission, and any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2026

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf’ registration process. This prospectus describes the general manner in which the selling stockholders identified in this prospectus may offer from time to time in one or more transactions up to 458,152,000 shares of our common stock.

This prospectus only provides you with a general description of the shares of common stock that may be sold in these transactions. If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in one or more supplements to this prospectus, which supplement(s) may also add, update or change any of the information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement we filed with the SEC. For further information about us or the shares of common stock offered hereby, you should carefully read this prospectus, any applicable prospectus supplement, any related free writing prospectuses, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we may authorize to be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectuses, as well as information we have previously filed with the SEC, and incorporated by reference, is accurate only as of the date on the cover of those documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date----for example, a document incorporated by reference in this prospectus----the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. To the extent there are inconsistencies between any prospectus supplement, this prospectus and/or any documents incorporated by reference, the document with the most recent date will control.

Cautionary Note Regarding Forward-Looking Statements

In addition to historical information, this prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act’), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that may be preceded by, or contain, words such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” “might,” “could,” “would,” “should” or similar expressions and the negatives of those terms, or other words indicating future results or expectations, though not all forward-looking statements necessarily contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such statements may include, but are not limited to, statements concerning the following:

•	the strategies, prospects, plans, expectations and objectives of management;

•	our ability to maintain compliance with Nasdaq listing standards;

•	strategies with respect to our drug development programs, including expected timing and results of clinical trials and anticipated clinical milestones, the potential for our drug candidates to safely and effectively target diseases, and their commercial potential;

•	our estimates regarding future financial position, future revenue (if any), projected expenses, capital requirements, projected cash requirements, sufficiency of cash and needs for additional financing;

•	the availability of funding for future operations, and possible sources and types of funding;

i

•	our ability to protect intellectual property rights and our intellectual property position;

•	future economic conditions or performance;

•	proposed products or product candidates;

•	our ability to retain key personnel;

•	our ability to maintain effective internal control over financial reporting; and

•	beliefs and assumptions underlying any of the foregoing.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors” beginning on page [_] of this prospectus and in the documents incorporated by reference into this prospectus and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, and have filed with the SEC as exhibits, completely and with the understanding that our actual future results may be materially different from what we expect.

ii

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should read all such documents carefully and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Immunic,” “we,” “us” and “our” refer to Immunic, Inc. and its subsidiaries.

Company Overview

Immunic, Inc. (“Immunic," “we,” “us,” “our” or the "Company") is a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic and gastrointestinal diseases. We are headquartered in New York City with our main operations in Gräfelfing near Munich, Germany. We had 92 employees as of February 1, 2026.

We are pursuing clinical development of orally administered, small molecule programs, each of which has unique features intended to directly address the unmet needs of patients with serious chronic inflammatory and autoimmune diseases. These include the vidofludimus calcium (IMU-838) program, which is in Phase 3 clinical development for patients with relapsing multiple sclerosis (“RMS”), and which has shown therapeutic activity in Phase 2 clinical trials in patients suffering from relapsing-remitting multiple sclerosis ("RRMS"), progressive multiple sclerosis (”PMS”) and other diseases; the IMU-856 program, which is targeted to regenerate bowel epithelium and restore intestinal barrier function, which could potentially be applicable in numerous gastrointestinal diseases, such as celiac disease, inflammatory bowel disease (“IBD”), and Graft-versus-Host-Disease ("GvHD"); and the IMU-381 program, which comprises next-generation molecules in preclinical testing for neurologic, gastrointestinal and other autoimmune diseases leveraging our nuclear receptor-related 1 (“Nurr1”) platform.

The following table summarizes the potential indications, clinical targets and clinical development status of our three product candidates:

Our most advanced drug candidate, vidofludimus calcium (IMU-838), is being tested in ongoing multiple sclerosis (“MS”) trials as part of its overall clinical development program in order to support potential regulatory approvals for patients with MS in major markets.

The Phase 3 ENSURE program of vidofludimus calcium in RMS, comprising twin studies evaluating efficacy, safety, and tolerability of vidofludimus calcium versus placebo, is currently ongoing. In October 2024, we announced a positive outcome of an interim analysis of the ENSURE program, with an unblinded Independent Data Monitoring Committee ("IDMC") confirming that the predetermined futility criteria have not been met and recommending that both ENSURE trials should continue without changes, including no need for a potential increase of the sample size. In June 2025, we announced completion of enrollment for both ENSURE trials. Each of the trials enrolled adult patients with active RMS at more than 100 sites in 15 countries. In total, 1,121 patients in ENSURE-1 and 1,100 patients in ENSURE-2 have been randomized in a double-blinded fashion to either 30 mg daily doses of vidofludimus calcium or placebo. The top-line data for both ENSURE trials is expected by the end of 2026. Although we currently believe that this goal is achievable, it is dependent on numerous factors, most of which are not under our direct control and can be difficult to predict. We plan to periodically review this assessment and provide updates of material changes as appropriate.

Our Phase 2 CALLIPER trial of vidofludimus calcium in PMS was designed to corroborate vidofludimus calcium’s neuroprotective potential and to evaluate the clinical efficacy, safety and tolerability of vidofludimus calcium in a broad set of PMS patients to determine the suitability of advancing to a confirmatory Phase 3 program. In 2025, we announced the results from the CALLIPER trial, showing substantial and medically relevant reductions in 24-week confirmed disability progression (“24wCDW”) across patient populations and subgroups without evidence of focal inflammation; substantial and statistically significant data regarding 24-week confirmed disability improvement (“24wCDI”); and reductions in the annualized rate of thalamic brain volume loss and volume of new or enlarging T2 lesions. The data also confirmed the favorable safety and tolerability profile of vidofludimus calcium already observed in previous clinical trials.

If approved, we believe that vidofludimus calcium, with combined neuroprotective, anti-inflammatory, and antiviral effects as well as a favorable safety and tolerability profile, has the potential to be a unique treatment option targeted to the complex pathophysiology of MS. Preclinical data showed that vidofludimus calcium activates the neuroprotective transcription factor Nurr1, which is associated with direct neuroprotective effects and may enhance the potential benefit for patients. Additionally, vidofludimus calcium is a selective inhibitor of the enzyme dihydroorotate dehydrogenase (“DHODH”), which is a key enzyme in the metabolism of overactive immune cells and virus-infected cells. This mechanism is associated with the anti-inflammatory and antiviral effects of vidofludimus calcium. We believe that the combined mechanisms of vidofludimus calcium are unique in the MS space and support the therapeutic performance observed in our Phase 2 EMPhASIS trial in RRMS patients and in our Phase 2 CALLIPER trial in PMS patients. Vidofludimus calcium has shown a consistent pharmacokinetic, safety and tolerability profile in clinical trials reported, to date, and has already been exposed to more than 3,400 human subjects and patients in either of the drug’s formulations.

IMU-856 is an orally available and systemically acting small molecule modulator that targets Sirtuin 6 (“SIRT6”), a protein which serves as a transcriptional regulator of intestinal barrier function and regeneration of bowel epithelium. Based on preclinical data, we believe this compound may represent a unique treatment approach, as the mechanism of action targets the restoration of the intestinal barrier function and bowel wall architecture in patients suffering from gastrointestinal diseases such as celiac disease, IBD, GvHD and other intestinal barrier function associated diseases. Based on preclinical investigations demonstrating no suppression of immune cells, IMU-856 may have the potential to maintain immune surveillance for patients during therapy, which would be an important advantage versus immunosuppressive medications and may allow the potential for combination with available treatments in multiple gastroenterological diseases.

Data from a Phase 1b clinical trial in celiac disease patients during periods of gluten-free diet and gluten challenge demonstrated positive effects for IMU-856 over placebo in four key dimensions of celiac disease pathophysiology: protection of the gut architecture, improvement of patients’ symptoms, biomarker response, and enhancement of nutrient absorption. IMU-856 was also observed to be safe and well-tolerated in this trial. In a post hoc analysis of this Phase 1b clinical trial, IMU-856 demonstrated a dose-dependent increase of endogenous glucagon-like peptide-1 (“GLP-1”) levels. IMU-856 also showed a dose-dependent reduction of body weight gain and food consumption in preclinical in vivo testing. Contingent on financing, licensing or partnering, we are currently preparing further clinical testing of IMU-856.

We have selected the IMU-381 program to leverage our Nurr1 platform for neurologic, gastrointestinal and other autoimmune diseases. The platform comprises next-generation molecules, including a series of chemical derivatives, with improved overall properties. The IMU-381 program is currently in preclinical testing.

Additional research and development activities remain ongoing through preclinical research examining the potential to treat a broad set of neuroinflammatory, autoimmune and viral diseases with new molecules leveraging our chemical and pharmacological research platform as well as generated intellectual property in these areas. We are also exploring several options to possibly support further development of certain assets and technologies, including a potential spin-off into a new company and potential licensing transactions. Through our wholly-owned subsidiary Gliomic Therapeutics Inc., we are pursuing the use of new compounds in brain cancers leveraging our expertise in DHODH inhibition.

We expect to continue to lead most of our research and development activities from our Gräfelfing, Germany location, where dedicated scientific, regulatory, clinical and medical teams conduct their activities. Due to these teams' key relationships with local and international service providers and academic partners, we anticipate that this should result in more timely and cost-effective execution of our development programs. In addition, we are using our subsidiary in Melbourne, Australia to perform research and development activities in the Australasia region. We also conduct preclinical work in our laboratory in Martinsried, Germany and in Halle/Saale, Germany and through a collaboration with the Fraunhofer Institute.

Our business, operating results, financial condition and growth prospects are subject to significant risks and uncertainties, including delays in clinical trials, the failure of our clinical trials to meet their endpoints, failure to obtain regulatory approval and failure to obtain needed additional funding on acceptable terms, if at all, to complete the development and commercialization of our three development programs.

February 2026 Private Placement

On February 12, 2026, we entered into a securities purchase agreement (the “February Securities Purchase Agreement”) with certain accredited investors (the “February Investors”), pursuant to which we agreed to issue and sell, in a private placement (the “February 2026 Offering”), the Pre-Funded Warrants and the Common Warrants to the February Investors. The purchase price for each Pre-Funded Warrant and accompanying Common Warrant was $0.873120. Each Pre-Funded Warrant is immediately exercisable at a price of $0.0001 per share. Each Common Warrant is exercisable at a price $0.873220 per share (subject to adjustment as set forth therein) following the completion of the Reverse Stock Split until the earlier of (i) 30 trading days following the date of our initial public announcement of topline data from its Phase 3 ENSURE trials (for the avoidance of doubt, the later date of the initial public announcement of topline data from ENSURE-1 or ENSURE-2, if announced separately) (the “Topline Data Announcement”), (ii) immediately upon the exercise of the Pre-Funded Warrants if such exercise of Pre-Funded Warrants is prior to the Topline Data Announcement, provided that if the Pre-Funded Warrant is not exercised in full, the Common Warrant expires proportionally only to the extent the Pre-Funded Warrant is exercised, and (iii) February 17, 2031. The February 2026 Offering closed on February 17, 2026. The aggregate gross proceeds to the Company from the issuance and sale of the Warrants was approximately $200 million, before deducting fees to be paid to the placement agents and financial advisors of the Company and other estimated offering expenses payable by the Company. The aggregate exercise price of the Common Warrants is approximately $200 million.

In connection with the February 2026 Offering, we and the February Investors entered into a registration rights agreement simultaneously with the February Securities Purchase Agreement (the “February 2026 Registration Rights Agreement”). Pursuant to the February 2026 Registration Rights Agreement, we are obligated to file this registration statement, and to have this registration statement declared effective by the Securities and Exchange Commission (the “SEC”) at the earliest possible date but no later than the earlier of (a) the 60th calendar day following the filing date if the SEC notifies us that it will review the registration statement and (b) the fifth business day after we are notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review or (ii) the fifth business day following the receipt of Reverse Stock Split Approval and the consummation of the Reverse Stock Split.

We intend to hold a special meeting of stockholders to obtain the Reverse Stock Split Approval on April 14, 2026. If such approval is obtained, the Company will consummate the Reverse Stock Split, at a ratio of not less than 1-for-10 and not greater than 1-for-30. The Company does not intend to consummate Reverse Stock Split at a ratio greater than 1-for-20.

Corporate Information

Prior to April 12, 2019, we were a clinical-stage biotherapeutic company known as Vital Therapies, Inc. that had historically been focused on the development of a cell-based therapy targeting the treatment of acute forms of liver failure. Vital Therapies, Inc. was originally incorporated in the State of California in May of 2003 as Vitagen Acquisition Corp., subsequently changed its name to Vital Therapies, Inc. in June 2003, and reincorporated in Delaware in January 2004. In April 2019, we completed an exchange transaction with Immunic AG pursuant to which holders of ordinary shares of Immunic AG exchanged all of their shares for shares of our common stock, resulting in Immunic AG becoming our wholly owned subsidiary. Following the exchange, we changed our name to Immunic, Inc. and we became a clinical-stage biopharmaceutical company focused on the development of selective oral therapies in immunology with the goal of becoming a leader in treatments for chronic inflammatory and autoimmune diseases.

Our corporate headquarters are located at 1200 Avenue of the Americas, Suite 200, New York, New York 10036. We also have an office at Lochhamer Schlag 21, 82166 Graefelfing, Germany and a research laboratory in Planegg, Germany. Our telephone number is (332) 255-9818.

We maintain a website at www.imux.com. The information contained on, or that can be accessed through, the website is not a part of this prospectus.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 458,152,000 shares of our common stock. All of the shares, if and when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prices and on terms that will be determined by each selling stockholder at the time of sale. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered by the Selling Stockholders:	Up to 458,152,000 shares of common stock, par value $0.0001 per share, which consist of (i) up to 229,076,000 Pre-Funded Warrant Shares and (ii) up to 229,076,000 Common Warrant Shares.
Terms of the Offering:	Each selling stockholder will determine when and how it sells the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”
Use of Proceeds:

We will not receive any of the proceeds from the sale of the Resale Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Warrants for cash. We intend to use the proceeds from the exercise of any Warrants for cash for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for more information.

Risk Factors:

An investment in the common stock offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should consider carefully when making an investment decision.

Nasdaq Symbol:	“IMUX”.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to the Offering by the Selling Stockholders

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering, although we may receive proceeds if the warrants are exercised for cash.

The selling stockholders will receive all of the net proceeds from the sale of shares of common stock offered pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering and therefore will not directly benefit from your purchase of such shares. We will, however, bear the costs and expenses incurred in connection with the registration of these shares of common stock.

To the extent that any outstanding common warrants or pre-funded warrants held by the selling stockholders are exercised for cash, we would receive the exercise price of such warrants. However, the holders of the warrants are not obligated to exercise the warrants, and there can be no assurance that any of the warrants will be exercised for cash. If the warrants are exercised on a cashless basis, we will not receive any proceeds from such exercises.

The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of common stock issuable upon exercise of the Warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

The shares of common stock offered for resale by the selling stockholders in this prospectus represent approximately 67% of total common stock outstanding as of February 24, 2026. The amount of common stock offered for resale by the selling stockholders exceeds the number of shares of common stock currently outstanding because a significant portion of the shares of common stock offered for resale are not currently outstanding and are issuable upon the exercise of Pre-Funded Warrants and Common Warrants. The sale of these securities in the public market, or the perception that holders of a large number of securities intend to sell their securities, could reduce the market price of our common stock.

We intend to hold a special meeting of stockholders to obtain the Reverse Stock Split Approval on April 14, 2026. If such approval is obtained, the Company will consummate the Reverse Stock Split, at a ratio of not less than 1-for-10 and not greater than 1-for-30. The Company does not intend to consummate Reverse Stock Split at a ratio greater than 1-for-20. Since the shares of common stock held by all stockholders will be adjusted on an equal basis, the shares of common stock offered for resale by the selling stockholders in this prospectus would represent approximately 67% of the total common stock outstanding on a post-split basis.

Although each stockholder for whom the shares of common stock registered for resale hereunder is not permitted to convert their Warrants into shares of common stock to the extent that after giving effect to such conversion, such holder would (together with such holder’s affiliates and related parties) beneficially own in excess of 4.99% (or 9.99% at the election of the holder) of the shares of common stock outstanding immediately after giving effect to such conversion, the market price of our common stock could decline if the holders of such shares sell them over time or are perceived by the market as intending to sell them.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders under this prospectus (and/or their respective pledgees, donees, transferees, distributees, or other successors in interest that receive any such shares as a gift, partnership distribution or other non-sale related transfer), except with respect to amounts received by us due to the exercise of any Warrants for cash.

We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. The selling stockholders will each bear their respective brokerage fees, commissions and discounts, fees and other expenses, if any, attributable to the sale or disposition of the shares held by such selling stockholder.

SELLING STOCKHOLDERS

The selling stockholders acquired the shares of common stock being registered for resale under this prospectus pursuant to the February Securities Purchase Agreement, dated February 12, 2026, by and among us and the selling stockholders. Pursuant to the February Securities Purchase Agreement, we issued and sold in a private placement to select accredited investors and certain existing investors: (i) the Pre-Funded Warrants to purchase up to 229,076,000 shares of common stock; and (ii) the Common Warrants to purchase up to 229,076,000 shares of common stock.

The purchase price for each Pre-Funded Warrant and accompanying Common Warrant was $0.873120. Each Pre-Funded Warrant is immediately exercisable at a price of $0.0001 per share. Each Common Warrant is exercisable at a price $0.873220 per share (subject to adjustment as set forth therein) following the completion of the Reverse Stock Split until the earlier of (i) 30 trading days following the date of the initial public announcement of topline data from our Phase 3 ENSURE trials (for the avoidance of doubt, the later date of the initial public announcement of topline data from ENSURE-1 or ENSURE-2, if announced separately) (the “Topline Data Announcement”), (ii) immediately upon the exercise of the Pre-Funded Warrants if such exercise of Pre-Funded Warrants is prior to the Topline Data Announcement, provided that if the Pre-Funded Warrant is not exercised in full, the Common Warrant expires proportionally only to the extent the Pre-Funded Warrant is exercised, and (iii) February 17, 2031.

The private placement closed on February 17, 2026. The gross proceeds of the private placement were approximately $200.0 million, before deducting offering expenses payable by us. The aggregate exercise price of the Warrants is approximately $200 million.

The Registration Rights Agreement entered into simultaneously with the February Securities Purchase Agreement provides for the registration for resale of the 458,152,000 shares of common stock issuable upon exercise of the Warrants.

All information with respect to share ownership of each of the selling stockholders has been furnished by the respective selling stockholder. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time in one or more transactions pursuant to this prospectus. To our knowledge, other than the relationships described herein, no selling stockholder or any of its affiliates has any family relationships with our officers, directors or controlling stockholders. Information in the table below is based on 130,464,825 shares of our common stock outstanding on February 24, 2026. As set forth herein, we intend to hold a special meeting of stockholders on April 14, 2026 to obtain the Reverse Stock Split approval from our stockholders. We intend to consummate the Reverse Stock Split prior to the effective date of the registration statement of which this prospectus forms a part.

If a selling stockholder is an affiliate of broker-dealers, it and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to the selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholder. To our knowledge, each selling stockholder has sole voting and investment power with respect to its shares of common stock, except as otherwise indicated in the footnotes to the table below. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to selling stockholders who are able to use this prospectus to resell the shares of common stock registered hereby.

Selling Stockholder	Shares Beneficially Owned Before the Offering (including shares of common stock issuable upon the exercise of pre-funded warrants and common stock warrants)(i)	Maximum Number of Shares to be Offered in the Offering (including shares of common stock issuable upon the exercise of pre-funded warrants and common stock warrants)(ii)	Shares Beneficially Owned
Immediately After Sale
of Maximum Number of
				Shares in the Offering (including shares of common stock issuable upon the exercise of pre-funded warrants and common stock warrants)
	Number			Number	Percentage
BVF Entities	136,083,123	(1)	106,515,000	29,568,123	5.02%
RA Capital Healthcare Fund, L.P.	45,814,000	(2)	45,814,000	—	—
Entities affiliated with Aberdeen Investments	63,939,941	(3)	34,360,000	29,579,941	5.02%
Coastlands Capital Partners LP	38,633,323	(4)	28,634,000	9,999,323	1.7%
Vivo Entities	32,069,000	(5)	32,069,000	—	—
Entities affiliated with Janus	36,243,000	(6)	22,908,000	13,335,000	2.27%
Commodore Capital Master LP	22,908,000	(7)	22,908,000	—	—
TCG Crossover GP II, LLC	17,180,000	(8)	17,180,000	—	—
TCG Crossover GP, III, L.P.	17,180,000	(9)	17,180,000	—	—
Deep Track Entities	11,454,000	(10)	11,454,000	—	—
Soleus Capital Master Fund, L.P.	6,792,000	(11)	2,292,000	4,500,000	*%
Laurion Capital Master Fund Ltd.	6,174,162	(12)	2,292,000	3,882,162	*%
Entities affiliated with Millennium Management LLC	5,216,074	(13)	2,292,000	2,924,074	*%
Atlas Private Holdings (Cayman) Ltd.	2,292,000	(14)	2,292,000	—	—
683 Capital Partners, LP	4,867,000	(15)	2,292,000	2,575,000	*%
Trails Edge Biotechnology Master Fund, LP	11,454,000	(16)	11,454,000	—	—
Alyeska Master Fund, LP	8,332,000	(17)	4,582,000	3,750,000	*%
Adage Capital Partners, L.P.	16,937,600	(18)	6,872,000	10,065,600	1.71%
Entities affiliated with ADAR1 Capital Management, LLC	2,322,000	(19)	2,292,000	30,000	—
Avidity Private Master Fund I LP	18,153,411	(20)	11,454,000	6,699,411	1.14%
Seven Fleet Partners LP	11,454,000	(21)	11,454,000	—	—
Logos Opportunities Fund V LP	11,454,000	(22)	11,454,000	—	—
Entities affiliated with EcoR1	11,454,000	(23)	11,454,000	—	—
Entities affiliated with OrbiMed	11,454,000	(24)	11,454,000	—	—
Nantahala Capital Partners Limited Partnership	2,785,861	(25)	701,810	2,084,051	1.58%
Blackwell Partners LLC - Series A	5,070,195	(26)	1,277,562	3,792,633	2.85%
NCP RFM LP	1,241,136	(27)	312,628	928,508	* %
Woodline Master Fund LP	12,585,218	(28)	11,454,000	1,131,218	—
Entities affiliated with Marshall Wace	7,942,970	(29)	6,872,000	1,070,970	—
Entities affiliated with SilverArc	4,582,000	(30)	4,582,000	—	—

_________________

* Less than 1%

(i) This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Shares of common stock issuable upon exercise of the pre-funded warrants as well as shares of common stock subject to warrants, options or rights currently exercisable, or exercisable within 60 days of February 24, 2026, are counted as beneficially owned by the selling stockholder.

(ii) Represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus, including shares issuable upon the exercise of pre-funded warrants issued in the private placement, and assumes all of the shares of common stock offered are sold.

(iii) Based on 130,464,825 shares of our common stock outstanding on February 24, 2026.

(1)	Includes (i) 28,797,932 shares of common stock issuable upon the exercise of pre-funded warrants, and 28,797,932 shares of common stock issuable upon the exercise of common stock warrants held by Biotechnology Value Fund, L.P., (ii) 20,525,707 shares of common stock issuable upon the exercise of pre-funded warrants, and 20,525,707 shares of common stock issuable upon the exercise of common stock warrants held by Biotechnology Value Fund II, L.P., (iii) 3,202,262 shares of common stock issuable upon the exercise of pre-funded warrants, and 3,202,262 shares of common stock issuable upon the exercise of common stock warrants held by Biotechnology Value Trading Fund OS LP, and (iv) 731,599 shares of common stock issuable upon the exercise of pre-funded warrants, and 731,599 shares of common stock issuable upon the exercise of common stock warrants held by MSI BVF SPV, LLC, which are being registered under this registration statement. Also includes (i) 4,135,956 shares of common stock and 11,313,521 shares of common stock issuable upon the exercise of pre-funded warrants held by Biotechnology Value Fund, L.P., (ii) 3,027,105 shares of common stock and 8,793,322 shares of common stock issuable upon the exercise of pre-funded warrants held by Biotechnology Value Fund II, L.P., (iii) 427,629 shares of common stock and 1,357,265 shares of common stock issuable upon the exercise of pre-funded warrants held by Biotechnology Value Trading Fund OS LP, and (iv) 62,282 shares of common stock and 451,043 shares of common stock issuable upon exercise of pre-funded warrants held by MSI BVF SPV, LLC, which are not being registered under this registration statement. These entities are subject to a 9.99% blocker. BVF I GP LLC as the general partner of Biotechnology Value Fund, L.P. may be deemed to beneficially own the securities held by Biotechnology Value Fund, L.P. BVF II GP LLC as the general partner of Biotechnology Value Fund II, L.P. may be deemed to beneficially own the securities held by Biotechnology Value Fund II, L.P. BVF GP Holdings LLC as the sole member of BVF I GP LLC and BVF II GP LLC may be deemed to beneficially own the securities held by Biotechnology Value Fund, L.P. and Biotechnology Value Fund II, L.P. BVF Partners OS Ltd as the general partner of Biotechnology Value Trading Fund OS LP may be deemed to beneficially own the securities held by Biotechnology Value Trading Fund OS LP. BVF Partners L.P. as the sole member of BVF Partners OS Ltd and investment manager of Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS LP, and MSI BVF SPV, LLC may be deemed to beneficially own the securities held by each entity. BVF Inc. as the general partner of BVF Partners L.P. and Mark N. Lampert as director and officer of BVF Inc. may be deemed to beneficially own the securities beneficially owned by BVF Partners L.P. The address for each of the entities listed above is 44 Montgomery St, 40th Floor, San Francisco, CA 94104.
(2)	Includes 22,907,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 22,907,000 shares of common stock issuable upon the exercise of common stock warrants held by RA Capital Healthcare Fund, L.P. (“RACHF”) which are being registered under this registration statement. RA Capital Management, L.P. (“RACM”) is the investment manager for RACHF. The general partner of RACM is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RACM., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the securities held by RACHF. RACM, RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116. These entities are subject to a 9.99% blocker.
(3)	Includes (i) 4,444,604 shares of common stock issuable upon the exercise of pre-funded warrants, and 4,444,604 shares of common stock issuable upon the exercise of common stock warrants held by abrdn Life Sciences Investors, (ii) 8,847,463 shares of common stock issuable upon the exercise of pre-funded warrants, and 8,847,463 shares of common stock issuable upon the exercise of common stock warrants held by abrdn Healthcare Investors, and (iii) 3,887,933 shares of common stock issuable upon the exercise of pre-funded warrants, and 3,887,933 shares of common stock issuable upon the exercise of common stock warrants held by abrdn World Healthcare Fund, registered under this registration statement. Also includes (i) 3,028,916 shares of common stock, 2,311,826 shares of common stock issuable upon exercise of pre-funded warrants, and 2,311,826 shares of common stock issuable upon exercise of common warrants held by abrdn Life Sciences Investors, (ii) 4,738,771 shares of common stock, 5,247,245 shares of common stock issuable upon exercise of pre-funded warrants, and 5,247,245 shares of common stock issuable upon exercise of common warrants held by abrdn Healthcare Investors, and (iii) 476,254 shares of common stock, 3,108,929 shares of common stock issuable upon exercise of pre-funded warrants, and 3,108,929 shares of common stock issuable upon exercise of common warrants held by abrdn World Healthcare Fund, which are not being registered under this registration statement. These entities are subject to a 9.99% blocker.

(4)	Includes 14,317,000 shares common stock issuable upon the exercise of pre-funded warrants and 14,317,000 share of common stock issuable upon the exercise of common stock warrant (which does not reflect the beneficial ownership conversion limitation described below) purchased by Coastlands Capital Partners LP which are being registered under this registration statement. Also includes 4,999,323 shares of common stock and 5,000,000 shares of pre-funded stock issuable upon the exercise of common warrants held by Coastlands Capital The pre-funded and common warrant shares held by Coastlands Capital are subject to a beneficial ownership conversion limitation such that Coastlands Capital cannot convert pre-funded or common warrant shares held by it to the extent it would result in Coastlands Capital and its affiliates beneficially owning more than 4.99% of the Company’s outstanding shares of common stock. Coastlands Capital LP is the investment adviser to Coastlands Capital, and Coastlands Capital GP LLC (“Coastlands GP”) is the general partner of Coastlands Capital. Coastlands Capital LLC (the “General Partner”, and together with Coastlands Capital, Coastlands Capital LP and Coastlands GP, the “Coastlands Entities”) is the general partner of Coastlands Capital LP. Matthew D. Perry is the control person of the Coastlands Entities. The Coastlands Entities and Mr. Perry each disclaim membership in a group. The Coastlands Entities and Mr. Perry also each disclaim beneficial ownership of the shares of Common Stock except to the extent of such entity or person’s pecuniary interest therein. The address and principal office of the Coastlands Entities and Mr. Perry is 601 California St., Suite 1210, San Francisco, CA 94108.
(5)	Includes (i) 14,563,453 shares of common stock issuable upon the exercise of pre-funded warrants, and 14,563,453 shares of common stock issuable upon the exercise of common stock warrants held by Vivo Opportunity Fund Holdings, L.P, and (i) 1,471,047 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,471,047 shares of common stock issuable upon the exercise of common stock warrants held by Vivo Opportunity Cayman Fund, L.P., which are being registered under this registration statement. These entities are subject to a 9.99% blocker.
(6)	Includes (i) 9,463,349 shares of common stock issuable upon the exercise of pre-funded warrants, and 9,463,349 shares of common stock issuable upon the exercise of common stock warrants held by Janus Henderson Biotech Innovation Master Fund Limited and (ii) 1,990,651 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,990,651 shares of common stock issuable upon the exercise of common stock warrants held by Janus Henderson Biotech Innovation Master Fund II Limited which are being registered pursuant to this registration statement. Also includes (i) 11,662,771 shares of common stock issuable upon the exercise of pre-funded warrants held by Janus Henderson Biotech Innovation Master Fund Limited and (ii) 1,672,229 shares of common stock issuable upon the exercise of pre-funded warrants held by Janus Henderson Biotech Innovation Master Fund II Limited which are not registered pursuant to this registration statement. These entities are subject to a 9.99% blocker. The shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for these funds and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of each of the funds. Under the terms of its management contract with the funds, Janus has overall responsibility for directing the investments of each of the funds in accordance with such fund’s investment objectives, policies and limitations. Each of the funds has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the shares. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for each of the funds are: Andrew Acker, Daniel S. Lyons and Agustin Mohedas.
(7)	Includes 11,454,000 shares of common stock issuable upon the exercise of pre-funded warrants and 11,454,000 shares of common stock issuable upon the exercise of common stock warrants held by Commodore Capital Master LP (“Commodore Master”) which are being registered pursuant to this registration statement. Commodore Master is subject to a 9.99% blocker. Commodore Capital LP is the investment manager to Commodore Master and may be deemed to beneficially own the securities held by Commodore Master. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these securities. Commodore Capital LP and Commodore Master have shared voting and dispositive power with respect to these securities. The address of Commodore Capital LP and Commodore Master is 444 Madison Avenue, 35th Floor, New York, NY 10022.
(8)	Includes 8,590,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 8,590,000 shares of common stock issuable upon the exercise of common stock warrants held by TCG Crossover GP II, LLC which are being registered under this registration statement. These entities are subject to a 4.99% blocker.
(9)	Includes 8,590,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 8,590,000 shares of common stock issuable upon the exercise of common stock warrants held by TCG Crossover GP, III, L.P. which are being registered under this registration statement. These entities are subject to a 4.99% blocker.
(10)	Includes (i) 4,476,815 shares of common stock issuable upon the exercise of pre-funded warrants and 4,476,815 shares of common stock issuable upon the exercise of common stock warrants held by Deep Track Biotechnology Master Fund, Ltd., and (ii) 1,250,185 shares of common stock issuable upon the exercise of pre-funded warrants and 1,250,185 shares of common stock issuable upon the exercise of common stock warrants held by Deep Track Special Opportunities Fund, LP. which are being registered under this registration statement. These entities are subject to a 9.99% blocker.
(11)

Includes 1,146,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,146,000 shares of common stock issuable upon the exercise of common stock warrants held by Soleus Capital Master Fund, L.P. (“Soleus Master Fund”) that are being registered under this registration statement. Also includes 4,500,000 shares of common stock held by Soleus Master Fund that are not being registered under this registration statement. Soleus Capital, LLC is the sole general partner of Soleus Master Fund; Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC; Soleus Capital Management, L.P. (“SCM”) is the investment manager for Soleus Master Fund; and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and Soleus GP, LLC. Each of Soleus Capital, LLC, Soleus Capital Group, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of the securities held by Soleus Master Fund, except to the extent of their pecuniary interest therein. The address for each of these entities and individuals is 100 Field Point Road, Suite 200, Greenwich, CT 06830. These entities are subject to a 9.99% blocker.

(12)	Includes 1,146,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,146,000 shares of common stock issuable upon the exercise of common stock warrants held by Laurion Capital Master Fund Ltd. Also includes 3,882,162 shares of common stock held by Laurion Capital Master Fund Ltd. which are not being registered under this registration statement. These entities are subject to a 9.99% blocker. Laurion Capital Management LP, the investment manager of Laurion Capital Master Fund Ltd., has voting and investment power over the securities held by Laurion Capital Master Fund Ltd. Messrs. Benjamin A. Smith and Sheehan Maduraperuma are the managing members of Laurion Capital GP LLC, which is the general partner of Laurion Capital Management LP. Each of Laurion Capital Master Fund Ltd., Laurion Capital GP LLC, Benjamin A. Smith and Sheehan Maduraperuma disclaims beneficial ownership over these securities.
(13)	Includes 1,146,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,146,000 shares of common stock issuable upon the exercise of common stock warrants held by Integrated Core Strategies (US) LLC, the selling stockholder which are being registered under this registration statement. Also includes (i) 2,897,098 shares of common stock held by Integrated Core Strategies (US) LLC, the selling stockholder, (ii) 26,303 shares of common stock beneficially owned by ICS Opportunities II LLC, and (iii) 673 shares of common stock beneficially owned by Integrated Assets III LLC, each an affiliate of the selling stockholder, which are not being registered under this registration statement. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. These entities are subject to a 9.99% blocker.

(14)	Includes 1,146,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,146,000 shares of common stock issuable upon the exercise of common stock warrants held by Atlas Private Holdings (Cayman) Ltd. which are being registered under this registration statement. These entities are subject to a 9.99% blocker. Balyasny Asset Management L.P. is the investment adviser of Atlas Private Holdings (Cayman) Ltd. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the securities being registered under this registration statement. The address for Atlas Private Holdings (Cayman) Ltd. and Balyasny Asset Management L.P. is 444 West Lake Street, 50th Floor, Chicago, IL 60606.
(15)	Includes 1,146,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,146,000 shares of common stock issuable upon the exercise of common stock warrants held by 683 Capital Partners LP which are being registered under this registration statement. Also includes 2,575,000 shares of common stock held by 683 Capital Partners LP which are not being registered under this registration statement. These entities are subject to a 9.99% blocker.
(16)	Includes 5,727,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 5,727,000 shares of common stock issuable upon the exercise of common stock warrants held by Trails Edge Biotechnology Master Fund, LP which are being registered under this registration statement. These entities are subject to a 9.99% blocker.
(17)	Includes 2,291,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 2,291,000 shares of common stock issuable upon the exercise of common stock warrants held by Alyeska Master Fund, LP which are being registered pursuant to this registration statement. Also includes 1,750,000 shares of common stock issuable upon the exercise of common warrants not registered under this registration statement. These entities are subject to a 9.99% blocker. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(18)	Includes 3,436,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 3,436,000 shares of common stock issuable upon the exercise of common stock warrants held by Adage Capital Partners LP which are being registered pursuant to this registration statement. Also includes 1,398,600 shares of common stock and 8,667,000 shares of common stock issuable upon the exercise of common warrants not registered under this registration statement. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. Adage’s address is 200 Clarendon St. 52nd Floor, Boston, MA 02116.
(19)	Consists of (i) 999,390 shares of common stock issuable upon the exercise of pre-funded warrants,999,390 shares of common stock issuable upon the exercise of common stock warrants and 22,565 shares of common stock purchased before the Offering held by ADAR1 Partners, LP ("ADAR1") (ii) 146,610 shares of common stock issuable upon the exercise of pre-funded warrants, 146,610 shares of common stock issuable upon the exercise of common stock warrants, and 3,289 shares of common stock purchased before the Offering held by Spearhead Insurance Solutions IDF, LLC - Series ADAR1 ("Spearhead"), and (iii) 4,146 shares of common stock purchased before the Offering held by separately managed accounts ("Separate Accounts"). ADAR1 Capital Management, LLC (“ADAR1 LLC”), the investment advisor of ADAR1 and the sub-advisor of Spearhead and the Separate Accounts, has voting and investment control of the shares held by ADAR1, Spearhead, and the Separate Accounts. ADAR1 Capital Management GP, LLC (“ADAR1 GP”) is the general partner of ADAR1. Daniel Schneeberger is the manager of ADAR1 LLC and ADAR1 GP. The address of ADAR1 is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738. The address of Spearhead is 3828 Kennett Pike, Suite 202, Greenville, DE 19807. These entities are subject to a 9.99% blocker.
(20)	Includes 5,727,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 5,727,000 shares of common stock issuable upon the exercise of common stock warrants held by Avidity Private Master Fund I LP which are being registered pursuant to this registration statement. Also includes 6,699,411 shares of common stock held by Avidity Private Master Fund I LP which are not being registered under this registration statement. These entities are subject to a 9.99% blocker. The general partner of Avidity Private Master Fund I LP is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP, is the investment manager of Avidity Private Master Fund I LP. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. Michael Gregory is the managing member of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. This individual may be deemed to have shared voting and investment power of the securities held by Avidity Private Master Fund I LP. This individual will disclaim beneficial ownership of such securities, except to the extent of his own pecuniary interest therein. The address of APMFI is c/o Avidity Partners Management LP, 2828 N. Harwood Street, Suite 1220, Dallas, Texas 7520.
(21)	Includes 5,727,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 5,727,000 shares of common stock issuable upon the exercise of common stock warrants held by Logos Opportunities Fund V LP which are being registered pursuant to this registration statement. This entity is subject to a 9.99% blocker. Logos Opportunities V GP LLC (“GP V”) is the general partner of Logos Opportunities Fund V LP and may be deemed to have beneficial ownership of these shares. Arsani William and Graham Walmsley are the members of GP V. Mr. William and Mr. Walmsley each disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(22)	Includes 5,727,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 5,727,000 shares of common stock issuable upon the exercise of common stock warrants held by Seven Fleet Partners LP which are being registered pursuant to this registration statement. These entities are subject to a 9.99% blocker.
(23)	Includes (i) 370,537 shares of common stock issuable upon the exercise of pre-funded warrants, and 370,537 shares of common stock issuable upon the exercise of common stock warrants held by EcoR1 Capital Fund L.P. ("Capital Fund"), and (ii) 5,356,463 shares of common stock issuable upon the exercise of pre-funded warrants, and 5,356,463 shares of common stock issuable upon the exercise of common stock warrants held by EcoR1 Capital Fund Qualified, L.P. ("Qualified Fund"). Pursuant to the terms of the Pre-Funded Warrants, the Pre-Funded Warrants will be exercisable only to the extent that after giving effect to such exercise the holder thereof and their affiliates would beneficially own no more than 9.99% of outstanding Common Stock of the Company. EcoR1 Capital, LLC (“EcoR1”) is the general partner of Capital Fund and Qualified Fund. Oleg Nodelman is the control person of EcoR1 and may be deemed to share dispositive and voting power over the shares held by Capital Fund and Qualified Fund. Mr. Nodelman and EcoR1 both disclaim beneficial ownership of all shares except to the extent of their pecuniary interest therein. The address of the above persons is 357 Tehama Street #3, San Francisco, CA 94103.”
(24)	Includes (i) 3,784,300 shares of common stock issuable upon the exercise of pre-funded warrants, and 3,784,300 shares of common stock issuable upon the exercise of common stock warrants held by OrbiMed Genesis Master Fund, L.P., and (ii) 1,942,700 shares of common stock issuable upon the exercise of pre-funded warrants, and 1,942,700 shares of common stock issuable upon the exercise of common stock warrants held by The Biotech Growth Trust PLC. These entities are subject to a 9.99% blocker.

(25)	Includes 350,905 shares of common stock issuable upon the exercise of pre-funded warrants, and 350,905 shares of common stock issuable upon the exercise of common stock warrants held by Nantahala Capital Partners Limited Partnership, being registered pursuant to this registration statement. Also includes (i) 614,078 shares of common stock and 1,469,973 shares of common stock issuable upon exercise of common warrants held by Nantahala Capital Partners Limited Partnership which are not being registered under this registration statement. These entities are subject to a 9.99% blocker. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(26)	Includes 638,781 shares of common stock issuable upon the exercise of pre-funded warrants, and 638,781 shares of common stock issuable upon the exercise of common stock warrants held by Blackwell Partners LLC - Series A, being registered pursuant to this registration statement. Also includes 1,117,519 shares of common stock and 2,675,114 shares of common stock issuable upon the exercise of common stock warrants held by Blackwell Partners LLC - Series A which are not being registered under this registration statement. These entities are subject to a 9.99% blocker. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(27)

Includes 156,314 shares of common stock issuable upon the exercise of pre-funded warrants, and 156,314 shares of common stock issuable upon the exercise of common stock warrants held by NCP RFM LP being registered pursuant to this registration statement. Also includes 273,595 shares of common stock and 654,913 shares of common stock issuable upon exercise of common stock warrants held by NCP RFM LP which are not registered pursuant to this registration statement. These entities are subject to a 9.99% blocker. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(28)	Includes 5,727,000 shares of common stock issuable upon the exercise of pre-funded warrants, and 5,727,000 shares of common stock issuable upon the exercise of common warrants, held by Woodline Master Fund LP, being registered pursuant to this registration statement. Also includes an aggregate of 1,131,218 shares of common stock held by Woodline Master Fund LP which are not being registered under this registration statement. These entities are subject to a 9.99% blocker.
(29)	Includes (i) 2,863,333 shares of common stock issuable upon the exercise of pre-funded warrants and 2,863,333 shares of common stock issuable upon the exercise of common warrants held by Marshall Wace Investment Strategies - Eureka Fund, and (ii) 572,667 shares of common stock issuable upon the exercise of pre-funded warrants and 572,667 shares of common stock issuable upon the exercise of common warrants held by MW XO Health Innovations Fund II, being registered pursuant to this registration statement. Also includes an aggregate of 833,413 shares of common stock held by Marshall Wace Investment Strategies - Eureka Fund and 237,557 shares of common stock held by MW XO Health Innovations Fund II which are not being registered under this registration statement. These entities are subject to a 9.99% blocker.
(30)	Includes (i) 88,251 shares of common stock issuable upon the exercise of pre-funded warrants and 88,251 shares of common stock issuable upon the exercise of common warrants held by SilverArc Capital Alpha Fund II, LP, and (ii) 2,202,749 shares of common stock issuable upon the exercise of pre-funded warrants and 2,202,749 shares of common stock issuable upon the exercise of common warrants held by SilverArc Capital Alpha Fund I, LP, being registered pursuant to this registration statement. These entities are subject to a 9.99% blocker.

We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, including their respective pledgees, donees, transferees or other successors-in-interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus, but each selling stockholder will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of shares by that selling stockholder. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.

Each of the selling stockholders may sell shares of common stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares of common stock that it is allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:

•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent;

•	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares of common stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of common stock;

•	short sales or transactions to cover short sales relating to the shares of common stock;

•	one or more exchanges or over-the-counter market transactions;

•	through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of a selling stockholder; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling stockholder may also resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

A selling stockholder may enter into sale, forward-sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward-sale or derivative transactions, the third parties may sell securities covered by this prospectus or the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward-sale or derivative arrangements, or shares pledged by a selling stockholder or borrowed from a selling stockholder or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, a selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of common stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also sell securities short and redeliver securities to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. A selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the common stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of common stock to investors in our securities or a selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering, including:

•	the number of shares of common stock offered;

•	the price of such common stock;

•	the proceeds to the selling stockholder from the sale of such common stock;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

In connection with sales of common stock covered hereby, a selling stockholder and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by such selling stockholder and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because selling stockholders may be deemed to be “underwriters” under the Securities Act, selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of Nasdaq in accordance with Rule 153 under the Securities Act.

We or selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their respective affiliates in the ordinary course of business.

Selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by a selling stockholder. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. These restrictions may affect the marketability of such common stock.

In order to comply with applicable securities laws of some states, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of common stock of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144, rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Dentons US LLP.

EXPERTS

The consolidated financial statements of Immunic, Inc. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

We file annual, quarterly and other reports, proxy and information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is www.sec.gov. We maintain a website at www.imux.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;

•	our definitive Proxy Statement for our 2026 special meeting of stockholders, filed with the SEC on March 2, 2026; and

•	the description of our common stock contained in our registration statement on Form 8-Al2B, filed with the SEC on November 15, 2013 (File No. 001-36201), and all amendments or reports filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Immunic, Inc.
Attn: Corporate Secretary
1200 Avenue of the Americas, Suite 200
New York, New York 10036

Up to 458,152,000 Shares of Common Stock by the Selling Stockholders

__________________________________________

PROSPECTUS

, 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee:

SEC Registration Fee		$68,965.16
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous	$	*
Total		$68,965.16

*Estimates not presently known.

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the state of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, we will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at our request as a director or officer of another corporation or enterprise. We may, in our discretion, similarly indemnify its employees and agents.

We have entered into indemnification agreements with our officers and directors.

Our certificate of incorporation relieves our directors from monetary damages to us or our stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

We currently maintain an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of our company.

Item 16. Exhibits.

See the Exhibit Index attached to this registration statement and incorporated herein by this reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions described in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each appropriate registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2019), as amended by Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2024).

3.2	Third Amended and Restated Bylaws (incorporated by reference to the Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2019).

4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2026).

4.2	Form of Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2026).

10.1	Form of Securities Purchase Agreement, dated February 12, 2026 by and among Immunic, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2026).

10.2	Form of Registration Rights Agreement, dated February 12, 2026 by and among Immunic, Inc. and the holders named therein (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2026).

5.1+	Opinion of Dentons US LLP

23.1*	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm

23.2+	Consent of Dentons US LLP (contained in Exhibit 5.1.)

24.1*	Power of Attorney (included on signature page)

107*	Calculation of Filing Fee tables

* Filed herewith.

+ To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 2026.

IMMUNIC, INC.

By:	/s/ Daniel Vitt
Name:	Daniel Vitt
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Vitt and Glenn Whaley, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Vitt	Chief Executive Officer and Director	April 2, 2026
Daniel Vitt	(principal executive officer)

/s/ Glenn Whaley	Chief Financial Officer	April 2, 2026
Glenn Whaley	(principal financial and accounting officer)

/s/ Simona Skerjanec	Chair of the Board of Directors	April 2, 2026
Simona Skerjanec

/s/ Jon Congleton	Director	April 2, 2026
Jon Congleton

/s/ Tamar Howson	Director	April 2, 2026
Tamar Howson

/s/ Thorvald Nagel	Director	April 2, 2026
Thorvald Nagel

/s/ Duane Nash	Director	April 2, 2026
Duane Nash

/s/ Joerg Neermann	Director	April 2, 2026
Joerg Neermann

/s/ Barclay Phillips	Director	April 2, 2026
Barclay Phillips

/s/ Richard Rudick	Director	April 2, 2026
Richard Rudick